Capital World Growth and Income Fund, Inc.
333 South Hope Street, Los Angeles, California 90071-1406
Phone (213) 486 9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74A through 74N, 74T, 74U1 and 74U2, 74V1 and 74V2, the complete answers are as follows:

Item 48K
If answer to 47 is 'Y' (Yes), fill in the table or the single fee rate applied to Registrant's/Series' assets based on the advisory contract.

Step:	Asset Value ($000's omitted)	Annual Fee Rate
K) over	115,000,000	0.350

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,010,406
Class B	$40,317
Class C	$83,547
Class F	$79,614
Total	$1,213,884
Class 529-A	$21,968
Class 529-B	$1,744
Class 529-C	$4,159
Class 529-E	$878
Class 529-F	$568
Class R-1	$1,364
Class R-2	$10,542
Class R-3	$20,438
Class R-4	$18,802
Class R-5	$27,637
Total	$108,100

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5000
Class B	$0.3284
Class C	$0.3206
Class F	$0.4960
Class 529-A	$0.4855
Class 529-B	$0.3037
Class 529-C	$0.3059
Class 529-E	$0.4179
Class 529-F	$0.5300
Class R-1	$0.3221
Class R-2	$0.3160
Class R-3	$0.4187
Class R-4	$0.4840
Class R-5	$0.5521

Item 74A through 74N
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$35,088
B) Repurchase agreements	-
C) Short-term debt securities other than repurchase agreements	$9,402,858
D) Long-term debt securities including convertible debt	$301,119
E) Preferred, convertible preferred, and adjustable rate preferred stock	$743,900
F) Common stock	$105,105,783
G) Options on equities	-
H) Options on all futures	-
I) Other investments	-
J) Receivables from portfolio instruments sold	$462,384
K) Receivables from affiliated persons	-
L) Other receivables	$616,152
M) All other assets	-
N) Total assets	$116,667,284

T) Net Assets of common shareholders	$116,182,024

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,926,583
Class B	109,409
Class C	235,468
Class F	162,939
Total	2,434,399
Class 529-A	45,597
Class 529-B	5,302
Class 529-C	12,915
Class 529-E	2,039
Class 529-F	1,132
Class R-1	4,385
Class R-2	31,372
Class R-3	49,266
Class R-4	40,394
Class R-5	50,180
Total	242,582

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$43.47
Class B	$43.20
Class C	$43.04
Class F	$43.39
Class 529-A	$43.38
Class 529-B	$43.21
Class 529-C	$43.20
Class 529-E	$43.31
Class 529-F	$43.41
Class R-1	$43.15
Class R-2	$43.05
Class R-3	$43.25
Class R-4	$43.39
Class R-5	$43.49

Item 75B

B) Monthly average	111,195,960